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                                                                   Exhibit 10.34

April 30, 2007

William J. Sims

Dear Mr. Sims:

     On behalf of Color Kinetics Incorporated (the "Company"), I am pleased to modify certain terms of your employment relationship with the Company as set forth below. This letter agreement replaces and supersedes the sections in each of your current Stock Option Agreements dealing with "Acceleration of Vesting Upon Change-in Control." Moreover, from and after a Change in Control, this letter agreement replaces and supersedes your current Severance Agreement with the Company, dated September 17, 2001 ("Existing Agreement"); prior to the occurrence of a Change in Control, your Existing Agreement will remain in full force and effect.

     For purposes of clarity, your Nondisclosure, Non-Competition and Developments Agreement with the Company continues in full force and effect in accordance with its terms.

1. Severance/Retention Benefits. In the event of a Change in Control you will be entitled to receive, on the Separation Date, and upon the conditions specified below, the following severance benefits (the "Retention Benefits"): (i) two times your base salary at your then-current annual rate, plus (ii) two times your bonus, determined at the higher of (x) the bonus amount you received for the last fiscal year or (y) the pro-rated bonus for the current fiscal year through the Separation Date, assuming you would be paid at 100% of the bonus you would have been eligible to receive had you remained employed and the Company's Board of Directors agreed to pay all of your bonus, paid by the Company in each case (i) and (ii) in a single lump sum payment within 10 days of the Separation Date, plus (iii) if you are eligible for and elect coverage under COBRA, the Company will pay your COBRA premium (equal to the amount the Company paid during your employment) until the earlier of (x) two years from the Separation Date, or
(y) the date on which you become ineligible to receive benefits under COBRA. During the period in which the Company pays your COBRA premium, you will be responsible for paying the portion of the premiums required for active employees (which, if possible, will be deducted from the severance payments that you will receive pursuant to this Section), if any; thereafter, you will be responsible for all premium payments under COBRA.

Your right to receive the Retention Benefits will be conditioned upon the following:

     (a) if the Company shall on or before the date of the Change in Control have requested in writing that you do so (a "Transition Request"), you shall have remained employed by the Company, such employment to be at your current rate of compensation, through the Separation Date; and

     (b) you shall on the Separation Date have signed the Release Agreement attached hereto as Exhibit A and the revocation period specified therein shall have elapsed.

     Your duties in your employment, if any, pursuant to any Transition Request described in paragraph (a) above shall be consistent with those of a senior executive or senior advisor, and

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shall entail advisory and/or managerial assignments broadly consistent with your previous role at the Company. By way of example, such assignments might include, but are not limited to (1) continuing on as interim CEO, (2) advising the new senior management of the Company as requested concerning matters such as general business and strategic issues and relations with key customers, employees and vendors, (3) assisting in the completion and handoff of major projects, (4) bridging a gap caused by the departure of a senior line manager, or (5) assisting in an integration or restructuring in which the Company is combined with a unit of the acquiring company.

     Notwithstanding the foregoing, if at the time of payment of (i) and (ii) above, the Company in good faith determines that such payment must be delayed for six months in order to satisfy the requirements of Section 409A of the Internal Revenue Code, then the lump sum benefit provided by this Section 1 shall be paid to you six months and one day following termination of employment.

     Except as noted herein, all payments set forth in this Agreement shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to you (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations. You further agree that, if the Company does not withhold an amount sufficient in all respects to satisfy the withholding obligations of the Company, you will make prompt reimbursement on demand, in cash, for the amount underwithheld.

2. Acceleration of Vesting. Upon a Change in Control, then, provided you sign the Release Agreement attached hereto as Exhibit A, the vesting of your option shares, whether granted prior to or after the date hereof, shall be fully accelerated on the date of such Change in Control (after giving effect to any applicable revocation periods in the Release Agreement). For purposes of clarity, in the case of a Change in Control in which the consideration received by holders of the Company's common stock consists entirely of cash, options vesting at or post the Change in Control are cash settlement instruments, payable at the difference between the Change in Control purchase price and the exercise price.

3. Certain Definitions. For purposes of this Agreement:

A "Change of Control" with respect to a party means (a) the direct or indirect acquisition, whether in one or a series of transactions, by any person or related person constituting a group, of (i) beneficial ownership of issued and outstanding shares of stock of such party, the result of which is that such person or such group possesses in excess of fifty percent (50%) of the combined voting power of all then-issued and outstanding stock of such party, or (ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors (or equivalent governing body) of such party; (b) a merger or consolidation of a party with a person, or a reorganization or recapitalization of a party, provided that the result of such transaction, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of such party immediately prior to such consummation do not possess in excess of fifty percent (50%) of the combined voting power of all of the then-issued and outstanding stock of such party or surviving person of such party, whether directly or indirectly,

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immediately after the consummation of such transaction; or (c) the sale or disposition, whether directly or indirectly, in one or a series of related transactions, of substantially all of the assets of a party. For purposes of the preceding sentence, the terms "person," "group" and "beneficial ownership" shall have the meanings given to such terms under the Securities Exchange Act of 1934, as amended; and

The "Separation Date" shall mean the earliest to occur of:

     (a) the date specified by the Company in a timely Transition Request, provided that such date shall in no event be later than three months after the date of the Change in Control; or

     (b) if the Company shall have made a timely Transition Request, the date on which your employment by the Company shall be terminated for any reason, other than voluntarily by you; or

     (c) if no Transition Request is timely made, the date of the Change in Control.

4. Term. The term of this Agreement shall be two years from the date hereof. Thereafter, this Agreement shall automatically renew for additional one year periods unless the Company provides you with written notice of intent not to renew no less than 180 days prior to its then scheduled termination date.

5. At-Will Employment. This letter does not constitute a guarantee of employment, create any other contractual obligations by the Company, or constitute an employment contract for any specified period of time. You will be an employee-at-will, meaning that, subject to the terms of this Agreement, either you or the Company may terminate your employment relationship at any time, without notice, for any reason or no reason.

6. Successors and Assigns. In the event of a Change in Control, then, and in such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume all the obligations of the Company under this Agreement.

7. No Set Off or Mitigation. Other than as set forth in Section 1, the Company's obligations to provide the benefits and payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action which the Company may assert against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the benefits payable to you under any of the provisions of this Agreement and such amounts shall not be reduced whether or not you obtain other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which you may incur as a result of any contest or rejection by the Company of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee or performance thereof.

8. Counterparts. This Agreement may be executed in duplicate and both copies will have the same force and effect of an original. Facsimile copies will be treated as originals.

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9. Governing Law. This Agreement, its interpretation, performance or any breach thereof, will be construed in accordance with, governed by, and all questions with respect thereto will be determined by, the laws of the Commonwealth of Massachusetts applicable to contracts entered into and wholly to be performed within said state. Each party hereby consents to the personal jurisdiction of the Commonwealth of Massachusetts, acknowledges that venue is proper in any state or Federal court in the Commonwealth of Massachusetts, agrees that any action arising out of or related to this Agreement must be brought exclusively in a state or Federal court in the Commonwealth of Massachusetts, and waives any objection it has or may have in the future with respect to any of the foregoing.

10. Amendment. This Agreement may only be amended with the written consent of the Company and you.

11. Severability. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12. IRC Section 4999. Notwithstanding anything in this Agreement to the contrary, in the event that any payment by the Company to or for your benefit, whether paid or payable pursuant to the terms of this Agreement or otherwise (the "Severance Payments"), would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the following provisions shall apply: (A) If the Severance Payments, reduced by the sum of (1) the Excise Tax (as defined below) and (2) the total of the Federal, state, and local income and employment taxes payable by you on the amount of the Severance Payments which are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, you shall be entitled to the full benefits payable under this Agreement. (B) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and Local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount. To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, you shall determine which method shall be followed; provided that if you fail to make such determination within 45 days after the Company has sent you written notice of the need for such reduction, the Company may determine the amount of such reduction in its sole discretion. For the purposes of this Section, "Threshold Amount" shall mean three times your "base amount" within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by you with respect to such excise tax.

This offer expires as of the close of business on May 4, 2007. This offer supersedes all prior offers, both verbal and written. Please send your paperwork by mail or fax to: Paula La Palme, VP Human Resources, at 10 Milk Street, Boston, MA 02108, fax 617-701-2204.

                                   Sincerely,

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                                        COLOR KINETICS INCORPORATED


                                        By: /s/ David K. Johnson
                                            ------------------------------------
                                            David K. Johnson
                                            Senior VP and CFO
ACCEPTED AND AGREED:


/s/ William J. Sims
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William J. Sims
Date: May 1, 2007